Exhibit 5.1
RICHARDSON & PATEL LLP
10900 Wilshire Boulevard, Suite 500
Los Angeles, California 90024
Telephone (310) 208-1182
Facsimile (310) 208-1154
July 14, 2008
T3 Motion, Inc.
2990 Airway Avenue, Suite A
Costa Mesa, CA 92626
     Re: Registration Statement on Form S-1
     Ladies and Gentlemen:
We have acted as counsel to T3 Motion, Inc., a Delaware corporation (the “Company”) in connection with the registration with the Securities and Exchange Commission on Form S-1 of 24,065,940 shares of the Company’s common stock, par value $0.001 (the “Shares”), including 4,593,742 shares that are issuable upon exercise of certain warrants. In connection with this registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and the issuance (or the proposed issuance) of the Shares, the Company’s Certificate of Incorporation and all amendments thereto, the Bylaws of the Company and all amendments thereto, relevant laws in the Delaware Corporations statutes, and such other documents and matters as we have deemed necessary to render the following opinion.
Based upon that review, it is our opinion that the Shares now issued are, and the Shares that may be issued upon exercise of the warrants, will be, legally issued, fully paid, and nonassessable.
We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.
We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm under the heading “Interests of Named Experts and Counsel” in the registration statement.

Very truly yours,
/s/ Richardson & Patel LLP

RICHARDSON & PATEL LLP